Core-Mark's Market Share Growth Drives a 22.8% Increase in Sales for the First Quarter of 2016

•	Record First Quarter Sales of $3.0 Billion

•	Fresh Sales Increased 16.4%; Total Non-cigarette Sales Increased 11.1%

•	Diluted EPS was $0.24 Per Share, or $0.33 Per Share Excluding LIFO Expense

•	Announced $0.16 Dividend Payable June 15, 2016

SOUTH SAN FRANCISCO, California - May 10, 2016 - Core-Mark Holding Company, Inc. (NASDAQ:CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2016.

"I am very pleased with our organization's ability to roll out service to so many new stores and post record sales growth to start the year. We are very excited with the partnerships we have formed with our new valued customers. Core-Mark is positioned for a year of strong financial results as we leverage our growing market share, strategically invest in our infrastructure and benefit from our recently announced agreement with Pine State Trading Company," said Thomas B. Perkins, President and Chief Executive Officer.

First Quarter Results

Net sales increased 22.8% to $3.0 billion for the first quarter of 2016 compared to $2.5 billion for the same period in 2015 driven primarily by sales to Murphy USA, which the Company began servicing during the quarter, and other recent market share wins. Excluding the impact of foreign currency fluctuations and one additional selling day, net sales increased approximately 22.0%. Cigarette sales increased 28.5%, driven by an increase in cigarette carton sales attributable primarily to market share gains. Non-cigarette sales increased 11.1% through the successful implementation of our core marketing strategies to new and existing customers, and through market share gains. Cigarettes as a percentage of total sales were 70.2% for the first quarter this year compared to 67.1% for the same period last year, the increase was driven largely by our sales to Murphy USA.

Gross profit increased 10.1% to $151.1 million for the first quarter of 2016 compared to $137.3 million for the same period in 2015. Remaining gross profit increased 11.4% to $153.5 million from $137.8 million for the same period in 2015. The following table reconciles the components of gross profit:

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2016	2015	% Change

Gross profit	$151.1	$137.3	10.1%
Cigarette inventory holding gains	(1.0)	(1.0)
OTP tax items	—	(0.9)
LIFO expense	3.4	2.4
Remaining gross profit	$153.5	$137.8	11.4%

Remaining gross profit margin for the first quarter of 2016 declined approximately 50 basis points to 5.1% from 5.6% for the same period last year. This decline was due primarily to the addition of Murphy USA and other market share gains which have a higher sales mix of cigarettes and tobacco products compared to most of our other customers.

The Company’s operating expenses for the first quarter of 2016 were $141.9 million compared to $127.4 million for the same period in 2015. Operating expenses as a percentage of net sales were 4.7% for the first quarter of 2016 compared to 5.2% for the first quarter of 2015. The shift in sales mix towards cigarettes in the first quarter this year reduced operating expenses as a percent of sales by approximately 40 basis points. Operating expenses for the first quarter of 2016 include approximately $1.9 million of customer onboarding and business expansion costs offset by a $2.0 million benefit related to the settlement of a legacy legal proceeding.

Net income for the first quarter of 2016 was $5.7 million compared to $5.5 million for the same period in 2015. Adjusted EBITDA increased 5.2% to $24.1 million for the first quarter of 2016 compared to $22.9 million for the first quarter of 2015. The components of Adjusted EBITDA are provided in the table below:

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2016	2015	% Change

Net income	$5.7	$5.5	3.6%
Interest expense, net (1)	0.7	0.4
Provision for income taxes	3.5	3.6
Depreciation & amortization	9.6	8.7
LIFO expense	3.4	2.4
Stock-based compensation expense	1.9	1.9
Foreign currency transaction losses (gains), net	(0.7)	0.4
Adjusted EBITDA	$24.1	$22.9	5.2%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted earnings per share were $0.24 for both the first quarter of 2016 and 2015. Excluding LIFO expenses, diluted EPS were $0.33 for the first quarter of 2016 compared to $0.30 for the first quarter of 2015. In addition, per share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

Dividend

Core-Mark also announced today that its Board of Directors has approved a $0.16 cash dividend per common share. The dividend is payable on June 15, 2016 to stockholders of record as of the close of business on May 25, 2016.

Guidance for 2016

The Company reiterated its net sales, diluted EPS and Adjusted EBITDA guidance for the full year of 2016. However, management expects to update guidance subsequent to the closing of the Pine State acquisition, which is subject to regulatory approvals and other standard closing conditions.

For 2016, sales are expected to be between $13.4 billion and $13.8 billion and Adjusted EBITDA is expected to be between $153 million and $160 million. The Company expects that diluted EPS for the full year will be between $2.26 to $2.41, and diluted EPS, excluding LIFO expense will be $2.60 to $2.75. Key EPS assumptions remain unchanged and include $13 million of LIFO expense, a 38.5% tax rate and 23.4 million fully diluted shares outstanding.

The Company also reaffirmed capital expenditure estimates for 2016 of approximately $50 million, which will be utilized for expansion projects, including a new warehouse in Las Vegas, and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, May 10, 2016 at 9:00 a.m. Pacific time during which management will review the results of the first quarter of 2016. The call may be accessed by dialing 1-800-588-4973 using the code 42409293. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted earnings per share excluding LIFO expense, Adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2016 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on qualified labor, our senior management and other key personnel; attempts by unions to organize our employees; increasing labor costs related to contract employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 39,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$11.5	$12.5
Restricted cash	8.7	8.5
Accounts receivable, net of allowance for doubtful accounts of $11.3 and $10.9 as of March 31, 2016 and December 31, 2015, respectively	337.2	272.7
Other receivables, net	71.5	69.4
Inventories, net	389.3	407.4
Deposits and prepayments	78.4	65.0
Deferred income taxes	1.8	1.8
Total current assets	898.4	837.3
Property and equipment, net	158.2	159.5
Goodwill	22.9	22.9
Other intangible assets, net	30.0	29.5
Other non-current assets, net	28.3	28.1
Total assets	$1,137.8	$1,077.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$201.3	$129.6
Book overdrafts	30.2	29.2
Cigarette and tobacco taxes payable	190.2	193.6
Accrued liabilities	128.3	106.9
Deferred income taxes	0.3	0.3
Total current liabilities	550.3	459.6
Long-term debt	28.0	60.4
Deferred income taxes	19.4	18.6
Other long-term liabilities	10.5	10.6
Claims liabilities	26.8	26.6
Pension liabilities	7.4	7.5
Total liabilities	642.4	583.3
Contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 26,097,193 and 25,976,677 shares issued; 23,156,234 and 23,058,335 shares outstanding at March 31, 2016 and December 31, 2015, respectively)	0.3	0.3
Additional paid-in capital	271.0	271.8
Treasury stock at cost (2,940,959 and 2,918,342 shares of common stock at March 31, 2016 and December 31, 2015, respectively)	(63.5)	(61.8)
Retained earnings	301.9	300.0
Accumulated other comprehensive loss	(14.3)	(16.3)
Total stockholders’ equity	495.4	494.0
Total liabilities and stockholders’ equity	$1,137.8	$1,077.3

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Net sales	$3,011.3	$2,452.3
Cost of goods sold	2,860.2	2,315.0
Gross profit	151.1	137.3
Warehousing and distribution expenses	91.6	79.5
Selling, general and administrative expenses	49.4	47.3
Amortization of intangible assets	0.9	0.6
Total operating expenses	141.9	127.4
Income from operations	9.2	9.9
Interest expense	(0.8)	(0.6)
Interest income	0.1	0.2
Foreign currency transaction gains (losses), net	0.7	(0.4)
Income before income taxes	9.2	9.1
Provision for income taxes	(3.5)	(3.6)
Net income	$5.7	$5.5
Basic and diluted net income per common share (1)	$0.24	$0.24
Basic weighted-average shares	23.2	23.2
Diluted weighted-average shares	23.3	23.3
Dividends declared and paid per common share	$0.16	$0.13

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income	$5.7	$5.5
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	3.4	2.4
Amortization of debt issuance costs	0.1	0.1
Stock-based compensation expense	1.9	1.9
Bad debt expense, net	0.4	0.5
Depreciation and amortization	9.6	8.7
Foreign currency transaction (gains)/losses, net	(0.7)	0.4
Deferred income taxes	0.8	(0.7)
Changes in operating assets and liabilities:
Accounts receivable, net	(63.6)	(6.2)
Other receivables, net	(0.1)	0.1
Inventories, net	17.1	116.9
Deposits, prepayments and other non-current assets	(13.6)	(14.0)
Excess tax deductions associated with stock-based compensation	(2.4)	(1.9)
Accounts payable	70.3	13.4
Cigarette and tobacco taxes payable	(5.2)	(36.1)
Pension, claims, accrued and other long-term liabilities	25.5	(8.9)
Net cash provided by operating activities	49.2	82.1
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(8.0)
Change in restricted cash	(0.1)	2.0
Additions to property and equipment, net	(8.8)	(2.7)
Capitalization of software and related development costs	(2.2)	(1.9)
Proceeds from sale of fixed assets	—	0.3
Net cash used in investing activities	(11.1)	(10.3)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(32.3)	(54.9)
Dividends paid	(3.8)	(3.1)
Payments on capital leases	(0.6)	(0.6)
Repurchases of common stock	(1.7)	(3.0)
Proceeds from exercise of common stock options	—	0.3
Tax withholdings related to net share settlements of restricted stock units	(5.1)	(3.1)
Excess tax deductions associated with stock-based compensation	2.4	1.9
Increase (decrease) in book overdrafts	1.0	(6.2)
Net cash used in financing activities	(40.1)	(68.7)
Effects of changes in foreign exchange rates	1.0	(1.0)
Change in cash and cash equivalents	(1.0)	2.1
Cash and cash equivalents, beginning of period	12.5	14.4
Cash and cash equivalents, end of period	$11.5	$16.5
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net	$0.3	$0.8
Interest	$0.5	$0.3
Non-cash capital lease obligations incurred	$0.2	$5.2
Unpaid property and equipment purchases included in accrued liabilities	$1.4	$0.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2016 (a)(b)	2015 (a)(b)	% Change
Net income	$5.7	$5.5	3.6%
Diluted shares	23.3	23.3
Diluted EPS	$0.24	$0.24
LIFO expense	0.09	0.06
Diluted EPS excluding LIFO expense	$0.33	$0.30	10.0%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.03	$0.03
Net Other Tobacco Product (OTP) tax items (2)	—	0.02
Business expansion and integration costs (3)	(0.05)	(0.01)
Legacy legal settlement (4)	0.05	—
Foreign exchange gains / (losses) (5)	0.02	(0.01)

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a normal tax rate of approximately 38.0% and 39.6% for the three months ended March 31, 2016 and 2015, respectively.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $1.0 million for both the three months ended March 31, 2016 and 2015.
(2) Net OTP tax items
For the three months ended March 31, 2015, the Company recognized OTP tax refunds of $0.9 million related to prior years’ taxes, net of fees and interest.
(3) Business expansion and integration costs
During the three months ended March 31, 2016, we incurred approximately $1.9 million in business expansion and integration expenses related to the onboarding of Murphy USA and the pending acquisition of Pine State Trading Company's Convenience Division. During the three months ended March 31, 2015, we incurred approximately $0.3 million in business expansion and integration expenses as related to the acquisition of Karrys Bros. Limited.

(4) Legacy legal settlement
During the three months ended March 31, 2016, the Company recorded a gain of approximately $2.0 million, net of legal costs, related to the settlement of a legacy legal proceeding with Sonitrol Corporation.

(5) Foreign exchange gains / (losses)
During the three months ended March 31, 2016, the Company recognized foreign exchange transaction gains of $0.7 million. The Company recognized a foreign exchange transaction loss of $0.4 million for the three month period ended March 31, 2015.